EXHIBIT 99.1

Energy Focus, Inc. Reports Fourth Quarter and Full Year 2015 Results

Record Annual Net Income of $8.8 Million, or $0.82 in Diluted EPS, on $64 Million in Net Sales Driven by Record U.S. Navy and Commercial Sales

SOLON, Ohio, March 10, 2016 (GLOBE NEWSWIRE) -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in LED lighting technologies, today announced financial results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter 2015 Highlights:

  Net sales increased 95% year-over-year to $17.2 million from $8.8 million in last year’s fourth quarter
  Record commercial sales grew 396% year-over-year to $6.9 million compared to $1.4 million, and 107% sequentially from $3.3 million reported in the third quarter of 2015
  Gross margin was 43.9% compared to 36.1% in the fourth quarter of 2014
  Income from continuing operations swung to a positive $1.7 million, or $0.14 per diluted share, compared to a loss of $65 thousand, or $0.01 per share
  Started delivering products to one of the largest healthcare systems in the U.S., retrofitted the fluorescent sockets of 17 malls for one of the largest mall operators in the country with 120 mall locations, and retrofitted a 2 million square foot factory for one of the largest tire manufacturers in the world with 141 production facilities

2015 Financial Highlights:

  Record annual net sales of $64.4 million represents growth of 184% compared to 2014
  Record annual net sales of commercial products of $14.2 million increased 148% compared to $5.7 million in 2014
  Gross margin of 45.5% represented 11.2 percentage points of improvement compared to 2014
  Record income from continuing operations of $9.5 million, or $0.88 per diluted share, represents a $13.7 million increase, from a loss of $4.2 million, or $0.55 per share, in 2014
  Ended the year with $34.6 million in cash and no debt

2015 Operational Milestones:

  Expanded U.S. Navy fleet penetration to an estimated 30% of the active fleet
  Announced first foreign Navy fleet sale for the Royal Australian Navy
  Announced landmark contract award from one of the largest global healthcare institutions to retrofit its main campus in Northeast Ohio with tubular LEDs (“TLEDs”) for 250,000 tubes and began delivery in the fourth quarter
  Added 10 new retail chain operators with over 3,836 combined locations as new customers
  Established our partnership with U.S. Green Building Council and added 41 school districts as customers in seven states
  Completed restructuring efforts by divesting and discontinuing remaining non-core operations
  Closed successful secondary offering of 1.5 million new shares at a price to the public of $17 per share, raising $23.6 million in net proceeds to the company

“We are pleased to announce another strong quarter to close out a milestone year for Energy Focus,” said James Tu, Executive Chairman and Chief Executive Officer.  “Our unique positioning and focus on serving government and business lighting needs with our industry leading TLED product portfolio, as well as direct and persistent customer relationship building, started to deliver dividends of remarkable sales growth and our first profitable year since we started the restructuring in the middle of 2013. Throughout the year we made impactful progress toward building Energy Focus into a trusted LED lighting partner, as we expanded our product reach to 178 ships within the U.S. Navy fleet, obtained numerous marquee commercial customers, established relationships with additional, multi-million dollar channel partners, and significantly strengthened our balance sheet,” continued Mr. Tu.

“Our fourth quarter sales, although still close to doubling from the same period a year ago, were slightly slowed by the budget standstill within the U.S. government throughout most of the fourth quarter, which held up or slowed down ship-level buying decisions for our Military Intellitube®. We anticipate the most pronounced financial impact from the temporary softness in our Military Intellitube sales will be felt in the first quarter and partially into the second quarter of 2016.”

“Our greatest growth opportunities ahead lie in our commercial products, which nearly quintupled from the same period a year ago and contributed $7 million in sales during the quarter. Throughout the year, we continued to experience a ramp-up in order flow from the third quarter, and we scored additional key wins against incumbent lighting brands across the verticals we have been targeting. We also expanded our government client base for our commercial products to include prison systems, VA hospitals, and the Department of Health and Human Services, each of which represent significant, incremental addressable market opportunity for Energy Focus.”

“As we have mentioned in the past, due to our concentration in U.S. Navy sales, our quarterly sales can fluctuate unpredictably, as we have seen in the past quarter and are seeing to a greater extent in the first quarter of 2016. There is no fundamental shift we are aware of in our competitiveness or long-term demand for our military products—in fact we believe that our brand awareness and trust have only grown over time within the U.S. Navy and allied foreign navies. Therefore, despite the short-term financial impact from the defense budget impasse, we are continuing to move forward with our growth initiatives by expanding our geographic footprint, developing and introducing exciting and industry-leading products, launching new operations to better address the needs of and tighten the relationships with our business customers, and strengthening our leadership team. Once the impact from the U.S. government budget standstill is fully absorbed during the first half of 2016, we are confident overall sales growth will resume,” concluded Mr. Tu.

A further breakdown of net sales is shown below (in thousands):

	Three months ended December 31,		Year ended December 31,

	2015	2014	2015	2014
Military maritime products	$10,344	$7,434	$50,128	$16,913
Commercial products	6,905	1,391	14,156	5,712
R&D services	-	19	119	75
Total net sales	$17,249	$8,844	$64,403	$22,700

Financial Results:

Net sales of $17.2 million for the fourth quarter of 2015 increased 95% compared to the fourth quarter of 2014. The increase was due to a 396% increase in commercial product sales, as well as continued sales of our military maritime products for the U.S. Navy. Net sales of our commercial products increased 107% sequentially from the third quarter of 2015 as we continued to penetrate the markets we are targeting.

Gross profit was $7.6 million, or 43.9 percent of net sales, for the fourth quarter of 2015, compared to $3.2 million, or 36.1 percent of net sales for the fourth quarter of 2014. The increase was due primarily to engaging new suppliers to lower our product costs as we increased sales volumes, performed value analysis/engineering processes, and our continued development of operating efficiencies.

Operating income was $1.5 million for the quarter compared to a loss of $12 thousand in last year’s same period.  Income from continuing operations was $1.7 million for the fourth quarter of 2015, or $0.14 per diluted share, compared to a loss from continuing operations of $65 thousand, or a loss of $0.01 per share, for the same period last year.  Net income was $1.3 million, or $0.11 per diluted share, compared to a net loss of $750 thousand, or $0.08 per share.  Discontinued operations includes the results of the Company’s former United Kingdom subsidiary, Crescent Lighting Limited “(CLL”), as well as its former turnkey solutions business, Energy Focus LED Solutions, LLC (“EFLS”).  Discontinued operations also includes a $300 thousand settlement amount recorded in the fourth quarter of 2015, as well as legal fees incurred throughout all periods, for a dispute between the Company and the party that purchased its pool products business in November 2013.

Net sales for the full year 2015 were $64.4 million, an increase of 184% compared to 2014. Commercial product sales increased 148% percent as we continued to penetrate our targeted vertical markets of K-12 schools, industrial manufacturers, national retailers, and hospitals. Military maritime product sales increased 196% as a result of continued high-volume sales to distributors for the U.S. Navy.  Income from continuing operations was $9.5 million in 2015, an increase of $13.7 million compared to a loss from continuing operations of $4.2 million in 2014. Higher net sales and gross margins, as well as continued operational improvements resulted in the improved financial results. Additionally, the 2014 net loss included one-time charges of $2.7 million related to the conversion of the unsecured convertible notes in March 2014, primarily for the write-off of the remaining unamortized discount associated with the notes.

At December 31, 2015, our cash and cash equivalents balance was $34.6 million, compared to $7.4 million at December 31, 2014.  Net cash provided by operating activities of $4.4 million in 2015 resulted from net income, adjusted for non-cash items, including: depreciation and amortization, stock-based compensation, and an adjustment to the reserves for slow-moving and obsolete inventories.  Net cash used in investment activities in 2015 was $2.2 million and consisted of the acquisition of property and equipment, primarily related to the purchase of equipment to be used in our "Buy American" product initiative.  Net cash provided by financing activities for the year ended December 31, 2015 was $26.0 million, and was primarily due to receiving proceeds of $23.6 million from the follow-on stock offering, which closed on September 16, 2015, and receiving proceeds of $2.5 million from the exercises of outstanding warrants in the first quarter of 2015.

Business Outlook:

Due to the slowdown in sales of military maritime products for the U.S. Navy, we expect first quarter 2016 net sales to be between $7 and $9 million, and this will likely cause our military maritime product sales to be lower than 2015.  However, we expect significant year-over-year growth in our commercial sales throughout 2016, and barring unforeseen significantly adverse economic events, we expect total sales in 2016 to exceed those in 2015.  Gross margins for 2016 will be dependent on product sales mix between the military maritime and commercial products, and operating expenses are expected to increase from their current levels as we build business development infrastructure and strengthen our leadership team to support geographic and market share expansion  primarily for our commercial products.

Earnings Conference Call:

Energy Focus, Inc. will host a conference call and webcast on March 10, 2016 at 11:00 a.m. ET to review the fourth quarter and full year 2015 financial results, followed by a Q & A session. To participate in the call, please dial 888-438-5448 if calling within the United States or 719-325-2494 if calling internationally.  A replay will be available until March 17, 2016, which can be accessed by dialing 877-870-5176 if calling within the United States or 858-384-5517 if calling internationally. Please use passcode 6665436 to access the replay.  The call will additionally be broadcast live and archived for 90 days over the internet accessible in the Investors portion of the Company's corporate website, under “Events and Presentations” at http://investors.energyfocusinc.com/events.cfm.

Forward Looking Statements:

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  These forward-looking statements include all matters that are not historical facts and include statements regarding our current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this release. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: our dependence on a limited number of customers for a significant portion of our revenue, in particular, our sales for the U.S. Navy, and on the levels of funding available to such customers and our ability to maintain or grow such sales levels; our history of operating losses and our ability to generate sufficient cash from operations or receive sufficient financing, on acceptable terms, to continue our operations or fund our growth; general economic conditions in the United States and in other markets in which we operate; our ability to compete effectively against companies with greater resources; our ability to implement and manage our growth plans, improve or maintain efficiencies and control expenses to increase sales and improve margins; our ability to increase demand in our targeted markets; the timing of large orders and significant expenses as we invest in growth opportunities; market acceptance of LED lighting technology; our ability to respond to new lighting technologies and market trends with safe and reliable products; our ability to protect our intellectual property rights and the impact of any type of legal claim or dispute; our ability to obtain critical components and finished products from third-party suppliers on acceptable terms;  risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations; and our ability to maintain effective internal controls and otherwise comply with our obligations as a public company.  In light of the foregoing, we caution you not to place undue reliance on our forward-looking statements. Any forward-looking statement that we make in this release speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments.

About Energy Focus, Inc.:

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products and a developer of energy efficient lighting technology. Our LED Lighting products provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting.  Our long-standing relationship with the U.S. Government continues to enable us to provide energy efficient LED lighting products to the U.S. Navy and the Military Sealift Command fleets.  Customers include national, state and local U.S. government agencies as well as Fortune 500 companies and many other commercial and industrial clients.  World headquarters are located in Solon, Ohio with additional offices in Washington, D.C., New York City and Taiwan. For more information, see our web site at www.energyfocusinc.com.

Investor Contacts:

Energy Focus, Inc.
Marcia J. Miller, Chief Financial Officer
(440) 715-1300
ir@energyfocusinc.com

Darrow Associates, Inc.
Peter Seltzberg, Managing Director
(516) 419-9915
pseltzberg@darrowir.com

ENERGY FOCUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands, except per share amounts)
(Unaudited)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$34,640	$7,435
Trade accounts receivable less allowances of $155 and $307, respectively	10,110	2,656
Inventories, net	7,732	6,869
Prepaid and other current assets	740	899
Current assets of discontinued operations	—	1,070
Total current assets	53,222	18,929

Property and equipment, net	2,429	456
Other assets	51	38
Non-current assets of discontinued operations	—	73
Total assets	$55,702	$19,496

LIABILITIES
Current liabilities:
Accounts payable	7,295	7,120
Accrued liabilities	2,917	962
Deferred revenue	93	133
Credit line borrowings	—	453
Current liabilities of discontinued operations	—	939
Total current liabilities	10,305	9,607

Other liabilities	77	46
Long-term debt	—	70
Total liabilities	10,382	9,723

STOCKHOLDERS' EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2015 and 2014
Issued and outstanding: no shares in 2015 and 2014	—	—
Common stock, par value $0.0001 per share:
Authorized: 30,000,000 shares in 2015 and 15,000,000 shares in 2014
Issued and outstanding: 11,648,978 at December 31, 2015 and 9,423,975 at December 31, 2014	1	1
Additional paid-in capital	125,369	98,133
Accumulated other comprehensive income	—	469
Accumulated deficit	(80,050)	(88,830)
Total stockholders' equity	45,320	9,773
Total liabilities and stockholders' equity	$55,702	$19,496

ENERGY FOCUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Net sales	$17,249	$8,844	$64,403	$22,700
Cost of sales	9,678	5,654	35,111	14,922
Gross profit	7,571	3,190	29,292	7,778

Operating expenses:
Product development	875	408	2,810	1,030
Selling, general, and administrative	5,210	2,794	16,830	7,839
Total operating expenses	6,085	3,202	19,640	8,869
Operating income (loss)	1,486	(12)	9,652	(1,091)

Other expenses (income):
Interest expense	15	20	85	2,689
Other (income) expenses	(63)	33	(53)	466

Income (loss) from continuing operations before income taxes	1,534	(65)	9,620	(4,246)
(Benefit from) provision for income taxes	(123)	—	149	—
Income (loss) from continuing operations	1,657	(65)	9,471	(4,246)

Discontinued operations:
Loss from discontinued operations	—	(655)	(167)	(1,571)
Loss on disposal of discontinued operations	(373)	(30)	(534)	(30)

Loss from discontinued operations before income taxes	(373)	(685)	(701)	(1,601)
Benefit from income taxes	—	—	(10)	(2)
Loss from discontinued operations	(373)	(685)	(691)	(1,599)

Net income (loss)	1,284	(750)	8,780	(5,845)

Net income (loss) per share - basic:
From continuing operations	$0.14	$(0.01)	$0.91	$(0.55)
From discontinued operations	(0.03)	(0.07)	(0.07)	(0.20)
Net income (loss) per share - basic	$0.11	$(0.08)	$0.84	$(0.75)

Net income (loss) per share - diluted:
From continuing operations	$0.14	$(0.01)	$0.88	$(0.55)
From discontinued operations	(0.03)	(0.07)	(0.06)	(0.20)
Net income (loss) per share - diluted	$0.11	$(0.08)	$0.82	$(0.75)

Weighted average shares used in computing net income (loss) per share:
Basic	11,630	9,419	10,413	7,816
Diluted	11,946	9,419	10,752	7,816